Exhibit 5.1
[Letterhead of Andrews Kurth LLP]
March 27, 2007
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172

Re:	Williams Partners L.P.; Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Finance Corporation, a Delaware corporation (“Finance” and, together with the Partnership, the “Issuers”) in connection with the public offering of $600,000,000 aggregate principal amount of the Issuer’s 7 1/4% Senior Notes due 2017 (the “Exchange Notes”). The Exchange Notes are to be issued under an Indenture dated as of December 13, 2006 (the “Indenture”) among the Issuers and The Bank of New York, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuers, in exchange for a like principal amount of the Issuers’ issued and outstanding 7 1/4% Senior Notes due 2017 (the “Original Notes”), as contemplated by the Registration Rights Agreement dated as of December 13, 2006 (the “Registration Rights Agreement”) by and among the Issuers and the Initial Purchasers parties thereto.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the registration statement on Form S-4 (Registration No. 333-141156) of the Issuers relating to the Exchange Notes, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2007, and amendment no. 1 thereto, filed with the SEC on the date hereof (as amended, the “Registration Statement”);
     (ii) the Registration Rights Agreement;
     (iii) the Indenture;
     (iv) the Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership of the Partnership, in each case as amended to date;

Williams Partners L.P.
March 27, 2007

     (v) the Certificate of Incorporation and Bylaws of Finance, in each case as amended to date;
     (vi) certain resolutions adopted by the Board of Directors of the Partnership’s general partner and the Board of Directors of Finance relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters; and
     (vii) the form of the Exchange Notes.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     We express no opinion other than as to (i) the laws of the State of New York, (ii) the Delaware General Corporation Law and (iii) the Delaware Revised Uniform Limited Partnership Act.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the Exchange Notes will be validly issued and constitute valid and legally binding obligations of the Issuers.
     Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Issuers of the Indenture and the Exchange Notes and the performance by each of the Issuers of its obligations under the Indenture and the Exchange Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the either of the Issuers or its properties is subject.

Williams Partners L.P.
March 27, 2007

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

/s/ Andrews Kurth LLP